UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 22, 2008

KeyOn Communications Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-136487	74-3130469
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11742 Stonegate Circle Omaha, Nebraska	68164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (402) 998-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Amendment of a Material Definitive Agreement.

On September 22, 2008, we entered into an Amendment of a certain Master Equipment Lease Agreement with Data Sales Co., Inc. (the “Lender”) (the “Amendment”), pursuant to which the Lender agreed to restructure certain lease schedules, payment and purchase terms arising under that certain Master Equipment Lease Agreement executed by us and the Lender on December 13, 2007 (the “Master Lease”). The Lender agreed to suspend all rental payments due and owing by us for the months of September, October and November 2008. The Lender also has agreed to extend and restructure the payments due and owing under the Master Lease such that in December 2008, we will begin to make reduced payments for the first of 24 scheduled monthly payments. At the end of the 24 month term, we may either purchase the leased equipment or renew the schedules for an additional 12 months at the same reduced monthly rate. At the end of the additional 12 months, if applicable, we may purchase the equipment for $1.00.

Item 3.02.	Unregistered Sales of Equity Securities.

As consideration for entering into the Amendment, we agreed to issue 333,333 shares of common stock to an entity designated by the Lender.

The foregoing shares were issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The affiliate of the Lender qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment to Lease Schedules No. 1 through 10 inclusive to Master Equipment Lease Agreement No. 3-10071 dated September 16, 2008.

10.2	Subscription Agreement executed by the Lender’s designated entity, dated September 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEYON COMMUNICATIONS HOLDINGS, INC.

Dated: September 22, 2008	By:	/s/ Jonathan Snyder
Name: Jonathan Snyder
Title: Chief Executive Officer